EXHIBIT 99.1

Energy XXI Announces Major Discovery at Davy Jones
Ultra-Deep Well In Shallow Water on the Gulf of Mexico Shelf

HOUSTON – Jan. 11, 2010 – Energy XXI (Bermuda) Limited (NASDAQ: EXXI) (AIM: EXXI) today announced a discovery on its Davy Jones ultra-deep prospect located on South Marsh Island Block 230 in approximately 20 feet of water.  The well has been drilled to 28,263 feet and has been logged with pipe-conveyed wireline logs to 28,134 feet.  The wireline log results indicated a total of 135 net feet of hydrocarbon-bearing sands in four zones in the Wilcox section of the Eocene/Paleocene.  All of the zones were full to base, with two of the zones containing a combined 90 net feet.  The Eocene/Paleocene (Wilcox) suite of sands logged below 27,300 feet appears to be of exceptional quality.  Flow testing will be required to confirm the ultimate hydrocarbon flow rates from the four separate zones.  The resistivity log obtained on January 10th was the last data needed to confirm hydrocarbons in South Marsh Island Block 230.  Drilling will resume to deepen the well to a proposed depth of 29,000 feet to test additional objectives.
“The Davy Jones discovery verifies the ultra-deep potential of the Gulf of Mexico shelf and opens this horizon as a major exploration frontier,” Energy XXI Chairman and CEO John Schiller said.  “Our partner McMoRan has done an outstanding job leading this extraordinary exploration effort, and we look forward to an active and exciting drilling program to further define and expand the ultra-deep shelf play.”
Energy XXI, through a joint venture Area of Mutual Interest with McMoRan, has the option to continue participating in further exploration within the ultra-deep shelf play below the salt weld.  Prospects on this acreage have multi-Tcfe gross unrisked potentials and target objective sections on the shelf in the Miocene and older age sections that have been correlated to those productive sections seen in deepwater discoveries made by other industry participants.
Energy XXI is funding 14.1 percent of the exploratory costs to earn a 15.8 percent working interest and 12.6 percent net revenue interest at Davy Jones.  Other working interest owners in Davy Jones include: McMoRan Exploration Co. (NYSE: MMR), with 32.7 percent; Plains Exploration & Production Company (NYSE: PXP), with 27.7 percent; Nippon Oil Exploration USA Limited, with 12 percent; and W.A. "Tex" Moncrief, Jr., with 8.8 percent.

Forward-Looking Statements
All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Competent Person Disclosure
The technical information contained in this announcement relating to operations adheres to the standard set by the Society of Petroleum Engineers.  Tom O’Donnell, Vice President of Corporate Development, a registered Petroleum Engineer, is the qualified person who has reviewed and approved the technical information contained in this announcement.

About the Company
Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore.  Collins Stewart Europe Limited and Macquarie Capital (Europe) Limited are Energy XXI listing brokers in the United Kingdom.  To learn more, visit the Energy XXI website at www.energyXXI.com.

Glossary

Barrel – unit of measure for oil and petroleum products, equivalent to 42 U.S. gallons.

BOE – barrels of oil equivalent, used to equate natural gas volumes to liquid barrels at a general conversion rate of 6,000 cubic feet of gas per barrel.

Field – an area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

MCF – thousand cubic feet of gas.

MMBOE – million barrels of oil equivalent.

MMCF – million cubic feet of gas.

PV10 – the estimated present value of the resource, discounted at a 10 percent annual rate.

Tcfe – trillion cubic feet equivalent.

Enquiries of the Company

Energy XXI (Bermuda) Limited
Stewart Lawrence
Vice President, Investor Relations and Communications
713-351-3006
slawrence@energyxxi.com

Collins Stewart Europe Limited
Nominated Adviser and Joint UK Broker
Piers Coombs, Stewart Wallace
44 (0) 20 7523 8350
pcoombs@collinsstewart.com

Pelham PR
James Henderson
44 (0) 20 7337 1500
james.henderson@pelhampr.com

Mark Antelme
44 (0) 20 7337 1500
mark.antelme@pelhampr.com